EXHIBIT 99.1

GO.COM SAVINGS AND
INVESTMENT PLAN

REPORT ON FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

GO.COM SAVINGS AND INVESTMENT PLAN

INDEX TO FINANCIAL STATEMENTS

DECEMBER 31, 2004 AND 2003

Page
Report of Independent Registered Public Accounting Firm	F-2

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2004 and 2003	F-3

Statement of Changes in Net Assets Available for Benefits For the year ended December 31, 2004	F-4

Notes to Financial Statements	F-5

Additional Information (included pursuant to Department of Labor Rules and Regulations):

Schedule H, line 4i – Schedule of Assets (Held at End of Year) For the year ended December 31, 2004	F-12

Schedule H, line 4a – Schedule of Delinquent Participant Contributions For the year ended December 31, 2004	F-13

Schedules required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under ERISA have been omitted because they are either not applicable or have been filed directly with the Department of Labor as part of the Master Trust filing.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of
the Go.com Savings and Investment Plan

In our opinion, the accompanying statements of net assets available for benefits and the related statement of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Go.com Savings and Investment Plan (the “Plan”) at December 31, 2004 and 2003, and the changes in net assets available for benefits for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of Assets (Held at End of Year) and Delinquent Participant Contributions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

PricewaterhouseCoopers LLP
Los Angeles, California
June 20, 2005

GO.COM SAVINGS AND INVESTMENT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

	December 31,
	2004	2003
Assets
Investments in Master Trust:
At fair value:
The Walt Disney Company Common Stock Fund	$3,097	$2,791
Shares of registered investment companies:
Fidelity Magellan Fund	—	3,314
Fidelity Growth & Income Portfolio Fund	3,886	3,838
Fidelity Cap Appreciation Fund	3,146	—
Fidelity Asset Manager Fund	108	90
Fidelity Diversified International Fund	1,814	1,539
Fidelity Retirement Money Market Portfolio Fund	849	1,033
Fidelity Freedom 2040 Fund	2	—
Fidelity US Equity Index Pool	626	793
Fidelity Freedom 2005 Fund	6	—
Fidelity Freedom 2025 Fund	3	—
Fidelity Freedom 2035 Fund	6	—
MSIFT Small Cap Value Portfolio-Adviser Class	—	181
PIMCO Total Return Fund	638	784
Baron Growth Fund	231	—
Ariel Appreciation Fund	286	150
Sequoia Fund	2,228	2,462
Calamos Growth A	3,276	2,421
Royce Low Priced Stock Fund	20	—
Vangaard Mid-Cap Index Adm Fund	7	—
Tamarack Enterprise I Fund	198	—
Participant loans	72	92

Total investments	20,499	19,488

Dividend income receivables	27	25

Net assets available for benefits	$20,526	$19,513

The accompanying notes are an integral part of these financial statements.

GO.COM SAVINGS AND INVESTMENT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

(In thousands)

For the Year Ended
December 31,
2004
Additions to net assets attributed to:
Investment income:
Dividends	$356
Interest	4
Net appreciation in fair value of Investments (Note 3)	1,891

Total additions	2,251

Deductions from net assets attributed to:
Benefits paid to participants	1,237
Administrative expenses (Note 5)	1

Total deductions	1,238

Net increase	1,013
Net assets available for benefits:
Beginning of year	19,513

End of year	$20,526

The accompanying notes are an integral part of these financial statements.

GO.COM SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS

(Tabular dollars in thousands)

1. Description of the Plan

General

The Infoseek Corporation, currently known as the Walt Disney Internet Group, (the “Company”) adopted the Infoseek Corporation 401(k) Plan effective as of January 1, 1996. The Walt Disney Company (the “Corporation”) acquired the Infoseek Corporation on November 17, 1999, and on April 1, 2000, the Company renamed the Infoseek Corporation 401(k) Plan as the Go.com Savings and Investment Plan (the “Plan”). The Plan is a defined contribution plan designed to provide participating employees the opportunity to accumulate retirement funds through a tax-deferred contribution arrangement pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition to the Code, the Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”), as amended. This Plan is also an Employee Stock Ownership Plan (ESOP) that provides employees the opportunity to participate in the performance, both positive and negative, of The Walt Disney Company common stock. The following description of the Plan provides only general information. Participants should refer to the Plan document for a complete description of the Plan’s provisions.

Effective as of April 1, 2000, all account balances under the Plan became 100% vested. On March 20, 2001, the Corporation converted all shares of Go.com stock (a common stock of The Walt Disney Company) into the remaining class of The Walt Disney Company common stock. Effective July 1, 2001, the Company froze all future participant and Company contributions to the Plan. As of July 1, 2001, all salaried participants of the Plan became eligible for the Disney Salaried Savings and Investment Plan, a defined contribution plan sponsored by the Corporation and accordingly, may elect to participate in such Plan.

Administration of the Plan

Effective April 1, 2000, the Investment and Administrative Committee of The Walt Disney Company Sponsored Qualified Benefit Plans and Key Employees Deferred Compensation and Retirement Plan (the “Committee” or “Plan Administrator”) was appointed to administer the Plan, interpret its provisions and resolve all issues arising in the administration of the Plan. Prior to April 1, 2000, the Plan was administered by the Infoseek Corporation.

The assets of the Plan are administered under a trust agreement between the Corporation and Fidelity Management Trust Company (“Fidelity” or the “Trustee”). Pursuant to the trust agreement, Fidelity executes most of the day-to-day activities of trust administration. Effective April 1, 2000, Fidelity assumed the role of Trustee from First Trust Corporation (the “Prior Trustee”).

Administrative expenses of the Plan may be paid from the assets of the Plan unless the Company, at its discretion, pays such expenses. Investment expenses incurred by the investment funds are charged to the respective funds.

GO.COM SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

1. Description of the Plan (continued)

Participation

Effective July 1, 2001, the Plan was frozen such that no further contributions to the Plan will be made and no new participants will enter the Plan. Prior to April 1, 2000, eligible employees of the former Infoseek Corporation of at least 18 years of age were eligible to participate in the Plan at the beginning of the month following employment. Starting as of April 1, 2000 eligible employees were required to be age 18 or older and have had completed 90 days of employment during which they also worked at least 260 hours or completed 12 months of employment during which they worked 1000 hours.

Prior to July 1, 2001, the Plan accepted direct cash rollovers from other qualified plans or conduit IRAs regardless of whether the employee met the eligibility service requirement.

Contributions

Participant and Company contributions were made through June 30, 2001. Prior to July 1, 2001, participants were permitted to contribute in whole percentages, up to 15 percent of their base compensation on a pre-tax basis, through weekly payroll deductions. A participant’s total pre-tax contributions and the Company’s matching contributions, in any Plan year, could not exceed the limits provided under Section 415 of the Code.

From April 1, 2000 to July 1, 2001, the Company contributed a matching amount equal to 50 percent of the first 6 percent of compensation a participant contributed to the Plan. Prior to March 20, 2001, the Company could make matching contributions either in cash, which was invested exclusively in Go.com common stock, or directly in shares of Go.com common stock. Company matching contributions could then be invested in The Walt Disney Company common stock or a combination of Go.com and The Walt Disney Company common stock. Effective March 20, 2001, investments in Go.com common stock were converted into shares of The Walt Disney Company common stock, and all matching contributions thereafter were made either in cash, which was invested exclusively in the Walt Disney Company common stock, or directly in shares of Company common stock. At its discretion, the Company could change the level of matching contributions or cease making matching contributions. Effective March 8, 2002, participants of the Plan may transfer all or any portion of their accumulated Company matching contributions into any of the available Plan investment funds, or any combination of funds, at any time.

Income earned on participant and Company contributions to the Plan is not taxable for federal or state income tax purposes until withdrawn from the Plan.

GO.COM SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

1. Description of the Plan (continued)

Vesting

Effective as of April 1, 2000, participants became fully vested immediately in all contributions, including the Company’s matching contributions made to the Plan and all earnings thereon. Additionally, a participant’s account was considered fully vested upon attaining age 65, or upon death while in active service, or upon termination of service because of permanent and total disability.

Forfeitures

Prior to April 1, 2000 nonvested Company contributions were forfeited upon termination of employment. These amounts remained in the Plan and were used to reduce future Company contributions.

Investments

Participants may direct the investment of their contributions in any one or more of the investment funds established for the Plan. Participants may elect to change the investment of their contributions or to transfer all or part of their account balances among the various investment funds in increments of 1 percent.

Benefits, Distributions and Withdrawals

A participant’s vested account balance, adjusted for investment gains or losses, is available for immediate distribution upon termination of employment. Participants’ account balances under $5,000 are automatically distributed within 60 days following the participant’s severance date, unless the participant elects to rollover the distribution into an IRA or another qualified plan. If no election is made, the vested account balance will be dispersed to the participant less 20 percent for federal withholding tax. Participants with account balances of $5,000 or more may elect a distribution at anytime following termination of employment, except all amounts are to be distributed in accordance with the minimum required distribution provisions of the Code.

Under Section 401(k) of the Code, in-service withdrawals, up to 100% of the participant’s account, are available upon age 59 1/2. Hardship withdrawals are limited to the amounts necessary to satisfy a financial hardship and will be made if the Committee determines that the reason for the hardship complies with applicable requirements under the Code and the Plan.

Loans

Participants are permitted to borrow from their accounts subject to certain limitations and conditions established to comply with the current requirements of the Code. All loans made to participants are secured by their accounts with a right of off-set. Participants may borrow up to 50 percent of their vested account balance not to exceed $50,000 in any consecutive twelve-month period. The minimum amount of each loan is $1,000, and a participant may only have one loan outstanding.

GO.COM SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

1. Description of the Plan (continued)

Loans (continued)

Loans may have a term of up to four years. However, the term can be extended to ten years if the loan is used to acquire or construct a principal residence of the participant. The interest rate on loans is determined monthly at a fixed rate based on the prime rate plus one percent.

Plan Amendment or Termination

The Company reserves the right to amend or modify the provisions of the Plan at any time or from time to time. Although the Company expects to continue the Plan indefinitely, the Board of Directors of the Company may terminate the Plan for any reason. If the Plan is terminated, each participant will receive, as prescribed by ERISA and its related regulations, and in the form and manner determined by the Committee, a payment equal to the value of the participant’s account balance at the time of liquidation.

2. Summary of Significant Accounting Policies

Basis of Accounting

The financial statements of the Plan are prepared using the accrual basis of accounting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying disclosures. Actual results could differ from those estimates.

Risks and Uncertainties

The Plan provides for various investment options in mutual funds and other securities. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participants’ account balances, the amounts reported in the Statements of Net Assets Available for Benefits and the amounts reported in the Statement of Changes in Net Assets Available for Benefits.

Investment Valuation and Income Recognition

Investments in securities traded on national security exchanges are valued on the basis of the closing price on the last trading day of the year. Shares in registered investment companies are valued at the net asset value of shares held by the Plan at year end. Shares of common and collective trust funds are valued at net unit value, which is based upon the value of the underlying securities as determined by the Trustee at year end. The Company stock fund is valued at year end unit closing price (defined as the year end market price of common stock plus uninvested cash position). Participant loans are valued at cost which approximates fair value. Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

GO.COM SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

2. Summary of Significant Accounting Policies (continued)

Net Appreciation/Depreciation in Fair Value of Investments

The net appreciation or depreciation in the fair value of investments recorded in the Statement of Changes in Net Assets Available for Benefits consists of realized gains (losses) on sales and unrealized appreciation (depreciation) on investments.

Payment of Benefits

Benefits are recorded when paid.

3. Investments

The following are investments that represent 5% or more of the Plan’s net assets at December 31:

	2004	2003
The Walt Disney Company Common Stock Fund	$3,097	$2,791
Fidelity Magellan Fund	—	3,314
Fidelity Growth & Income Portfolio Fund	3,886	3,838
Fidelity Cap Appreciation Fund	3,146	—
Fidelity Diversified International Fund	1,814	1,539
Fidelity Retirement Money Market Portfolio Fund	—	1,033
Sequioa Fund	2,228	2,462
Calamos Growth A	3,276	2,421

During 2004, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value as follows:

The Walt Disney Company Common Stock Fund	$516
Shares of registered investment companies	1,375

$1,891

4. Income Taxes

The Company has received an Internal Revenue Service determination letter dated June 13, 2005 stating that the Plan qualifies under Section 401(a) of the Code and is therefore exempt from Federal income tax under Section 501(a) of the Code. The Plan has subsequently been amended and the Company will file for an updated determination letter in the near future. The Company believes that the Plan still qualifies under Section 401(a) of the Code. Since the Plan, as amended, was designed to be qualified under Section 401(a) of the Code, under applicable state law it is also exempt from state income taxes. The Plan Administrator and the Plan’s counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the Code. Accordingly, no provision for income taxes is made in the accompanying financial statements.

GO.COM SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

5. Related Party Transactions

Certain Plan investments are shares of registered investment companies managed by Fidelity. Fidelity is the trustee as defined by the Plan, and therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan to the Trustee amounted to $954 for the year ended December 31, 2004. The Corporation also qualifies as a party-in-interest and absorbs certain administrative expenses of the Plan. The Corporation paid $9,072 of administrative expenses on behalf of the Plan for the year ended December 31, 2004. The Plan also holds investments in the Corporation’s common stock, which is considered a party-in-interest transaction. Such transactions with the Corporation qualify for a statutory exemption. Furthermore, participant loans are considered party-in-interest transaction thus qualifies for statutory exemption.

The Plan also offers the Disney Stock Fund investment option. The Disney Stock Fund is designed primarily for investment in common stock of the Company. Transactions in this investment qualify as exempt party-in-interest transactions.

6. Reconciliation of Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits according to the financial statements to Form 5500:

	December 31,
	2004	2003
Net assets available for benefits per the financial statements	$20,526	$19,513
Amounts allocated to withdrawing participants	(31)	(9)

Net assets available for benefits per Form 5500	$20,495	$19,504

The following is a reconciliation of benefits paid to participants according to the financial statements to Form 5500:

For the
Year Ended
December 31,
2004
Benefits paid to participants per the financial statements	$1,237
Add: Amounts allocated to withdrawing participants at December 31, 2004	31
Less: Amounts allocated to withdrawing participants at December 31, 2003	(9)

Benefits paid to participants per Form 5500	$1,259

Amounts allocated to withdrawing participants are recorded on Form 5500 for benefit claims that have been processed and approved for payment prior to December 31, 2004 but not yet paid as of that date.

GO.COM SAVINGS AND INVESTMENT PLAN

NOTES TO FINANCIAL STATEMENTS
(continued)

7. Investment in Disney 401(k) Master Trust

The Plan’s investments are held in the Disney 401(k) Master Trust (the “Master Trust”), which also includes the assets of the Disney Salaried Savings and Investment Plan, the ABC, Inc. Savings & Investment Plan, and the Disney Hourly Savings and Investment Plan, all of which are defined contribution plans sponsored by the Company or one of its affiliated companies. Each participating plan has a specific interest in the Master Trust. Assets of the Master Trust are allocated to the participating plans according to the investment elections of participants within each plan. The Plan’s interest in the net assets of the Master Trust was approximately 1% at December 31, 2004 and 2003. Investment income of the Master Trust for the year ended December 31, 2004 was allocated based upon each Plan’s interest within each of the investment funds held by the Master Trust.

Investments held by the Master Trust are as follows:

	December 31,
	2004	2003
Investments, at fair value:
The Walt Disney Company Common Stock Fund	$775,216	$671,439
Shares of registered investment companies	1,483,706	1,304,355

Total	$2,258,922	$1,975,794

The investment income of the Master Trust is as follows:

For the Year Ended
December 31, 2004
Investment income:
Interest and dividends	$38,366
Net appreciation in fair value of investments	205,000

Total	$243,366

The net appreciation (including net realized gains/losses) in the fair value of the investments held by the Master Trust is as follows:

For the Year Ended
December 31, 2004
Net appreciation:
The Walt Disney Company Common Stock Fund	$126,344
Shares of registered investment companies	78,656

Total	$205,000

8. Subsequent Event

On April 21, 2005 the Committee approved the spin off, division and merger of the Plan with the ABC, Inc. Savings and Investment Plan and the Disney Salaried Savings and Investment Plan such that current participants of the ABC, Inc. Savings and Investment Plan will have their Plan accounts merged with the assets of the ABC, Inc. Savings and Investment Plan and current participants of the Disney Salaried Savings and Investement Plan will have their Plan accounts merged with the assets of the Disney Salaried Savings and Investment Plan effective July 29, 2005.

GO.COM SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

FOR THE YEAR ENDED DECEMBER 31, 2004

(a)	(b)	Identity of Issue,	(c)	Description of Investment, Including	(e)	Current Value
		Borrower, Lessor or		Maturity Date, Rate of Interest,
		Similar Party		Collateral, Par or Maturity Value

*		Participant loans		Interest rates range from 5.0% to 7.5% and maturing between April 2005 and January 2012.		$71,645

*	A party-in-interest for which a statutory exemption exists.

GO.COM SAVINGS AND INVESTMENT PLAN

SCHEDULE H, LINE 4a

SCHEDULE OF DELINQUENT PARTICIPANT CONTRIBUTIONS

FOR THE YEAR ENDED DECEMBER 31, 2004

Participant Loan Repayments Transferred Late to Plan	Total that Constitute Nonexempt Prohibited Transactions
$16	$16